NEWS RELEASE

May 3, 2002                   Contact:          Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE                           (301) 429-2642
Washington, DC

              RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS

                       Company Achieves Highest Quarterly
               Revenue and BCF of any First Quarter in its History

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported record first quarter results for the quarter ended March 31, 2002. Net broadcast revenue was $58.3 million, up 22% from the same period in 2001. Broadcast cash flow ("BCF") was $25.8 million, an increase of 17% from the same period in 2001. After-tax cash flow ("ATCF") was $2.8 million or $0.03 cents per share as compared to $1.7 million or $0.02 cents per share in last year's first quarter. On a same station basis, the Company's net broadcast revenue and BCF increased 7% and 10%, respectively, from last year, and the same station BCF margin improved to 46.9% from 45.7%.

Alfred C. Liggins, III, the Company's CEO and President stated, "I am very pleased with our Q1 results. We achieved all of our objectives. We exceeded all of our financial targets, ended the quarter on a strong note, raised a significant amount of equity capital in early-April and set the stage for what appears to be a powerful second quarter. The current radio environment is broadly positive and somewhat in contrast to the mixed signals coming from the general economy. It is only because of this modest dichotomy that we remain cautiously optimistic, and not necessarily exuberant, about our prospects. Hopefully, as the weeks go by, the economy will find firmer footing and it will be off to the races for our business!"

Scott R. Royster, the Company's Executive Vice President and CFO stated, "It is hard to find much to be critical about in the quarter, especially in light of the disaster that has been the past 18 months in the radio industry. January was the first positive month for the industry in over a year, February was an anomalous month due to the Olympics and March, for us at least, was one of the strongest months in a long time. We are very happy with our performance - but enough about Q1. The real story from our vantage point is where we are headed. If April and May are any guide, this could be a surprisingly strong year for the radio industry in general and for Radio One in particular. It is becoming clear that not only does the strong ratings performance we have achieved have a very long tail on it with respect to revenue growth, but also that our efforts to focus advertisers on the attractiveness of the African-American consumer appears to really be bearing fruit. This is a powerful combination of forces and is the key to our sustained industry outperformance."

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PAGE 2  --  RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS


RESULTS OF OPERATIONS
---------------------

Comparison of the period ended March 31, 2002 to the period ended March 31, 2001
   (both periods are unaudited - all numbers in 000s except per share data).

                                                              Three months       Three months
                                                                  ended             ended
                                                                March 31,          March 31,
                                                                  2002               2001
                                                              -------------     --------------
STATEMENT OF OPERATIONS DATA:
    REVENUE:

       Broadcast revenue                                           $ 65,937           $ 54,273
       Less: Agency commissions                                       7,626              6,348
                                                              -------------     --------------
             Net broadcast revenue                                   58,311             47,925
                                                              -------------     --------------
    OPERATING EXPENSES:
       Programming and technical                                     11,502              8,856
       Selling, G&A                                                  20,996             17,116
       Corporate expenses                                             2,615              1,840
       Non-cash compensation                                            300                238
       Depreciation & amortization                                    4,422             31,524
                                                              -------------     --------------
             Total operating expenses                                39,835             59,574
                                                              -------------     --------------

             Operating income (loss)                                 18,476            (11,649)

    INTEREST EXPENSE, net                                            16,917             15,701
    (LOSS) GAIN ON SALE OF ASSETS, net                                  (10)             4,272
    OTHER INCOME, net                                                   528                596
                                                              -------------     --------------
             Income (loss) before (provision) benefit for
             income                                                   2,077            (22,482)
             taxes and cumulative effect of accounting
             change

    (PROVISION) BENEFIT FOR INCOME TAXES                              (816)              7,309
                                                              -------------     --------------
    INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING
    CHANGE                                                            1,261            (15,173)

    CUMULATIVE EFFECT OF ACCOUNTING CHANGE, net of tax
                                                                     23,229                  -

                                                              -------------     --------------
             Net loss                                             $ (21,968)         $ (15,173)
                                                              =============     ==============

             Net loss applicable to common stockholders           $ (27,003)         $ (20,211)
                                                              =============     ==============


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PAGE 3 -- RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS

                                                         Three months         Three months
                                                             ended                ended
                                                        March 31, 2002        March 31, 2001
                                                        ----------------     ----------------
DILUTED PER SHARE DATA (e):
    Net income (loss) per share before cumulative
    effect of accounting change                                $   0.01            $   (0.17)
    Net loss per share                                            (0.23)               (0.17)
    Preferred dividends per share                                  0.05                 0.06
    Net loss per share applicable to common                       (0.28)               (0.23)
    shareholders
    After-tax cash flow per share                                  0.03                 0.02

OTHER DATA:
    Broadcast cash flow (a)                                    $ 25,813             $ 21,953
    Broadcast cash flow margin (a)                                 44.3%                45.8%
    EBITDA (b)                                                 $ 23,198             $ 20,113
    EBITDA margin (b)                                              39.8%                42.0%
    After-tax cash flow (c)                                    $  2,789             $  1,720
    Capital expenditures                                          1,984                1,651

SAME STATION RESULTS:
    Net revenue                                                $ 50,689             $ 47,355
    Broadcast cash flow                                          23,792               21,635
    Broadcast cash flow margin                                     46.9%                45.7%

    Weighted average shares outstanding - basic (d)              94,229               86,801
    Weighted average shares outstanding - diluted (e)            94,922               87,107

                                                         March 31, 2002       December 31, 2001
                                                          (unaudited)            (audited)
                                                        ---------------       -----------------
SELECTED BALANCE SHEET DATA:
    Cash and cash equivalents                                 $  26,165            $  32,116
    Current assets                                               83,078               97,903
    Total assets                                              1,870,467            1,923,915
    Senior debt                                                 480,007              480,022
    Subordinated debt                                           300,000              300,000
    Preferred stock (liquidation value)                         310,000              310,000
    Total shareholders' equity                                1,028,032            1,052,947

AFTER-TAX CASH FLOW (c):                                      Q1 - 2002
                                                        ---------------
    Pre-tax income, before cumulative effect of                $  2,077
    accounting change
    Plus: Depreciation and amortization                           4,422
    Plus: Loss on asset sale                                         10
    Plus: Non-cash interest and non-cash compensation               844
    Plus: Bank amendment fee                                        495
    Less: Current taxes                                              24
    Less: Preferred dividends                                     5,035
                                                        ---------------
    TOTAL                                                      $  2,789
                                                        ===============

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PAGE 4  -- RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS


Net broadcast revenue increased to approximately $58.3 million for the quarter ended March 31, 2002 from approximately $47.9 million for the quarter ended March 31, 2001 or 22%. This increase in net broadcast revenue was the result of continuing broadcast revenue growth in some of the Company's existing markets, as the Company benefited from historical ratings increases at certain of its radio stations. Additional revenue gains were derived primarily from the Company's August 2001 acquisition of Blue Chip Broadcasting, Inc.

Operating expenses excluding depreciation, amortization and stock-based compensation increased to approximately $35.1 million for the quarter ended March 31, 2002 from approximately $27.8 million for the quarter ended March 31, 2001 or 26%. This increase in expenses was related to the Company's expansion within the markets in which it operates including increased variable costs associated with increased revenue, as well as start-up and expansion expenses in its newer markets and expenses associated with the radio stations the Company has acquired over the past year and higher corporate expenses due to the Company's rapid expansion and the ever increasing costs associated with operating as a publicly-traded company.

Interest expense increased to approximately $16.9 million for the quarter ended March 31, 2002 from approximately $15.7 million for the quarter ended March 31, 2001 or 8%. This increase related primarily to borrowings associated with the acquisition of Blue Chip Broadcasting, Inc., somewhat offset by lower interest rates on the Company's 2001 subordinated debt issuance and on the Company's bank credit facility due to declining interest rates over the past year.

Other income (almost exclusively interest income) decreased to approximately $0.5 million for the quarter ended March 31, 2002 compared to approximately $0.6 million for the quarter ended March 31, 2001 or 17%. This decrease was due to lower interest rates on the Company's cash balances.

Income before provision for income taxes and cumulative effect of an accounting change increased to approximately $2.1 million for the quarter ended March 31, 2002 compared to a loss before benefit for income taxes of approximately $22.5 million for the quarter ended March 31, 2001. This increase was due to higher operating income due to higher revenue and lower amortization charges due to the adoption of SFAS No. 142 (see below), somewhat offset by the higher interest expense (described above).

Income before cumulative effect of an accounting change increased to approximately $1.3 million for the quarter ended March 31, 2002 compared to a loss of approximately $15.2 million for the quarter ended March 31, 2001. This increase was due to the income before provision for income taxes and cumulative effect of an accounting change compared to the previous year's loss before benefit for income taxes, partially offset by a provision for income taxes in this year's quarter versus a benefit for income taxes in last year's quarter.

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PAGE 5  -- RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS


BCF increased to approximately $25.8 million for the quarter ended March 31, 2002 from approximately $22.0 million for the quarter ended March 31, 2001 or 17%. This increase was attributable to the increase in broadcast revenue partially offset by higher operating expenses as described above.

Earnings before interest, taxes, depreciation, and amortization, and excluding non-cash compensation expense, other non-operating income and cumulative effect of accounting change ("EBITDA"), increased to approximately $23.2 million for the quarter ended March 31, 2002 from approximately $20.1 million for the quarter ended March 31, 2001 or 15%. This increase was attributable to the increase in broadcast revenue partially offset by higher operating expenses and higher corporate expenses associated with the Company's overall growth as described above.

Company Information and Guidance:

Effective July 1, 2001, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and intangible assets with indefinite lives be tested for impairment annually rather than amortized over time. The Company previously announced that it may record an impairment charge associated with this new accounting rule. The Company recorded an impairment charge of approximately $23.2 million, net of tax, related to the appraised value of certain of its radio station FCC licenses, reflected as a cumulative effect of an accounting change, effective January 1, 2002 in its statement of operations for the quarter ended March 31, 2002. In addition, as a result of the new accounting standard, the Company's amortization expense is now significantly lower. Amortization expense for the first quarter of 2002 was approximately $2.4 million as compared to approximately $29.8 million in the first quarter of last year. This change in accounting policy will decrease amortization expense beginning in 2002 by approximately $114.0 million annually. While this expense will no longer be reflected on future financial statements, it will continue to be deductible for tax purposes. As a result, our annual deferred taxes will increase by approximately $43.0 million, which represents our effective tax rate of 38% applied to the $114.0 million in amortization for tax purposes.

The Company will complete its adoption of FAS 142 during 2002, which will require it to evaluate its goodwill recorded as of January 1, 2002, to determine whether any of this goodwill is impaired under the new standard.

On April 10, 2002, the Company and certain selling shareholders completed an offering of 11,500,000 shares of Class D Common Stock at an offering price of $20.25 per share. Through this offering, the Company received net proceeds of approximately $200.0 million after deducting offering costs.

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PAGE 6  -- RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS

For the second quarter of 2002, the Company expects to report net revenue of approximately $79.5 million, BCF of approximately $41.0 million, EBITDA of approximately $38.0 million, ATCF per share of approximately $0.19 and earnings per share of $0.11. This would represent double-digit growth in same station revenue for the quarter. The Company continues to expect corporate expenses for all of 2002 to be approximately $12.0 million and capital expenditures to be approximately $10-11.0 million.

Radio One will hold a conference call to discuss its results for the fiscal first quarter of 2002. This conference call is scheduled for Friday, May 3, 2002 at 10:00 a.m. Eastern Daylight Time. Interested parties should call 816-650-0741 five minutes prior to the scheduled time of the call and ask for the "Radio One Conference Call". The conference call will be recorded and made available for replay from 12:00 p.m. the day of the call until midnight of the day following the call. Interested parties may listen to the recording by calling 402-220-2491 and entering conference identification number 11925727.

Radio One is the nation's seventh largest radio broadcasting company (based on 2001 pro forma revenue) and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and operating agreements, the Company owns and/or operates 65 radio stations located in 22 of the largest markets in the United States and programs five channels on the XM Satellite Radio Inc. system.

Notes:
This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company's or radio station's operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

(a) "Broadcast cash flow" is defined as broadcast operating income plus corporate expenses (including non-cash compensation) and depreciation and amortization of both tangible and intangible assets.

(b) "EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, other non-operating income and cumulative effect of accounting change.

(c) "After-tax cash flow" is defined as income before income taxes and extraordinary items plus depreciation, amortization, non-cash compensation, non-cash interest expense and loss/(gain) on investments and/or asset sales, less the current income tax (provision)/benefit and preferred stock dividends.

(d) As of March 31, 2002 the Company had approximately 94,229,000 shares of common stock outstanding on a weighted average basis.

(e) As of March 31, 2002 the Company had approximately 94,922,000 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options. After-tax cash flow per share data was calculated using the basic and diluted weighted average shares outstanding, however, the per share amounts were the same because there was no material difference between the two weighted average share amounts.

The Company has presented broadcast cash flow, operating cash flow and after-tax cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow, operating cash flow and after-tax cash flow do not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, are not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

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